Exhibit 10.24

MANAGEMENT RIGHTS AGREEMENT

September 30, 2010

Equity Bancshares, Inc.

Suite 200, 7701 Kellogg Drive

Wichita, KS 67207

Re:	Board Observation Rights / Management Rights

Gentlemen:

This letter agreement (this “Agreement”) will confirm the agreement among Equity Bancshares, Inc. (the “Company”) and Equity Bank, National Association (the “Bank”), of the one part, and Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (each a “Fund”), of the other part, pursuant to which the Funds will be entitled to the following contractual rights in connection with the Funds’ investment in the Company. In this Agreement, the boards of directors of the Company and the Bank are sometimes referred to individually as a “Board” and collectively as “Boards.”

Board Seats for Fund Nominees

The Company and the Bank shall each:

(a) on the date of this Agreement, appoint James J. Lynch to be a full voting member of its Board, to serve until the next respective annual meeting of shareholders for the election of directors, and the Company and the Bank agree that James J. Lynch has the qualifications suitable for a director of Company and each Bank described in paragraph (b) below;

(b) in the event that, at any time, any Board does not have a nominee of the Funds as a full voting member, immediately appoint another nominee of the Funds who has qualifications suitable for a director of the Bank or the Company, respectively (a “Fund Nominee”) to be a full voting member of such Board;

(c) at each meeting of shareholders for election of directors at which the position to be occupied under this Agreement by a Fund Nominee on any Board is to be determined by shareholder election, use its best efforts (i) to cause a Fund Nominee to be nominated by each such Board for election by its respective shareholders to become a full voting member of such Board, (ii) solicit proxies for the election of the Fund Nominee to the same extent as it has done for any other management nominee for a director position, (iii) to cause each then current member of such Board to agree to support and to vote as shareholder for approval of the Fund Nominee, and (iv) to cause the Fund Nominee to be elected to the Board; and

(d) at each shareholder meeting of the Bank for the election of director at which the position to be occupied under this Agreement by a Fund Nominee is to be determined by shareholder election, the Company shall cause all of the shares of the Bank that it owns to be voted in favor of the Fund Nominee.

Should for any reason, a Board fail to nominate the Fund Nominee, without limiting any other rights or remedies of the Funds, the right of the Funds to nominate a Fund Nominee shall remain in effect and the Funds shall have the right to repropose one or more Fund Nominees to which this Agreement shall then apply.

So long as the Fund Nominee serves as a director of at least one of the Boards, the Fund Nominee shall be subject to and abide by the Company’s policies and procedures regarding trading in the Company’s securities, including those involving blackout windows on trading, in each case, to the same extent as other directors.

During any period that a Fund Nominee is not a member of the Boards of both the Company and the Bank, the provisions of the section below titled, “Board Observation Rights” shall apply to whichever of Company or Bank a Fund Nominee is not a Board member.

Neither the Company nor the Bank will appoint more than one (1) representative of any other investor or group of affiliated investors to the Company’s or the Bank’s Boards.

The provisions of this section titled, “Board Seats for Fund Nominees” shall apply to each successor to Company and the Bank.

Board Observation Rights

During any period that the Funds do not exercise their rights under the section of this agreement titled, “Board Seats for Fund Nominees,” or for any other reason a designee of the Funds is not a member of the Boards of the Company and the Bank, the Funds will be entitled to designate a representative (the “Representative”) to attend each of the meetings of the Boards of such entity or entities as a Fund designee does not serve as director, in the capacity of a nonvoting observer. The Representative shall be reasonably acceptable to the applicable Board.

Each Fund will be provided all information distributed to the members of either of the Boards or their respective committees, quarterly and annual audited and unaudited consolidated financial statements, and copies of all reports required to be filed under applicable law or under the terms of any outstanding debt instrument. Each Fund after appropriate notification of management may visit and inspect Company and the Bank (and their respective subsidiaries’) properties, books and records. In addition, each Fund may consult with management of the Company and the Bank and their respective subsidiaries on the Fund’s views on matters relating to the operation of the business, provided that management of the Company shall not be contractually obligated to consult with the Funds pursuant to the foregoing language more than once per quarter. The foregoing language shall not be deemed to limit any rights or fiduciary obligations of the Funds’ designated Board member.

The foregoing rights granted to the Funds are subject to the Company’s and the Bank’s respective right to withhold information and to exclude such Representative from any meeting, or portion thereof, but only to the extent (i) reasonably necessary to preserve the Company’s or Bank’s attorney-client privilege if applicable, or (ii) directly related to a Fund’s investment.

General Provisions

Each Fund agrees that it will not disclose to any third party any information provided to it by the Company or the Bank hereunder which is not generally available to the public or which is specifically designated by the Company or the Bank as confidential, except with the prior express approval of the Company or the respective Bank, as applicable, or as may otherwise be required by applicable law. Each Fund shall comply with all federal securities laws in connection with its exercise of its rights under this agreement and its purchases and sales of the Company’s securities, and agrees to be bound by any “insider trading” policy of the Company, reasonably acceptable to such Fund, during any period during which it is exercising its rights under this agreement.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying the Funds’ investments in the Company as “venture capital investments” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for such purpose, the Company and the Fund shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

The provisions of this Management Rights Agreement shall survive closing under that certain Stock Purchase Agreement dated even date with this Management Rights Agreement, shall continue and be binding upon Company and the Bank as long as the two Funds beneficially own in the aggregate at least 4.9% of the issued and outstanding shares of Class A Voting Common Stock of Company, and shall terminate and be of no further force and effect on the date the Funds beneficially own in the aggregate to less than 4.9% of the issued and outstanding shares of Class A Voting Common Stock of Company. For purposes of the foregoing, there shall be included, in determining the Funds’ ownership, all shares of Class A Voting Common Stock and all shares of Class A Voting Common Stock into which any securities of the Company or the Bank may be convertible or for which they are exchangeable pursuant to the terms of any instrument or agreement. The rights described herein shall not be assignable without the written consent of the Company; provided, however, that a Fund may assign its rights hereunder to any affiliate of such Fund which assumes the obligations of such Fund hereunder.

The Company and the Bank agree that the Funds will not have an adequate remedy at law for a breach by the Company of this Agreement and therefore that upon any such breach the Funds shall be entitled to enforce this Agreement by injunction or with other equitable remedies.

The rights granted to the Funds hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to the Funds as holders of securities of the Company or pursuant to any other agreement with the Company or the Bank.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this letter agreement has been duly executed by the parties set forth below as of the date written above.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

EQUITY BANK, NATIONAL ASSOCIATION

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

PATRIOT FINANCIAL PARTNERS, L.P.
By:	Patriot Financial Partners GP, L.P., its general partner
By:	Patriot Financial Partners GP, LLC, its general partner

By:	/s/ James J. Lynch
Name:	James J. Lynch
Title:	Managing Partner

PATRIOT FINANCIAL PARTNERS PARALLEL, L.P.
By:	Patriot Financial Partners GP, L.P., its general partner
By:	Patriot Financial Partners GP, LLC, its general partner

By:	/s/ James J. Lynch
Name:	James J. Lynch
Title:	Managing Partner